Exhibit 99.1

Directors and Executive Officers of Engineering Technology Inc.

Directors:

Grant Jameson

Jarett McInenly

John Jameson

Officers:

Grant Jameson -  President

Jarett McInenly  -  Vice President

John Jameson  -  Vice President